A YEAR END LETTER TO SHAREHOLDERS FROM THE CEO OF HCMC

HOLLYWOOD, FL, December 27, 2021 -- Healthier Choices Management Corp. ("HCMC" or the "Company") (OTC Pink: HCMC) today released a year-end letter from Jeffrey Holman, its CEO, to the Company's shareholders. The letter follows below and can also be accessed from the Company's website at www.HealthierCMC.com.

December 27, 2021

Dear Valued Shareholders,

As the end of a very tumultuous year closes, I wanted to take a moment to thank all of our valued shareholders and reiterate some of the things that we hope to accomplish in 2022.

As always, one of our primary goals is to enhance shareholder value.  We recognize that at year end many investors strategically sell shares of stocks to take year-end losses for tax purposes.  This is an inevitable function of the market and our Company’s stock is not immune to this.

Having said that, in 2022, as I have stated before, we intend to continue our corporate growth initiatives.  We will endeavor to (1) grow our revenue base through a larger footprint in brick and mortar, as well as online, (2) expand upon our intellectual property suite, and (3) increase our profitability.

We are very excited at the prospect of growing our new segment of health and wellness centers under the Healthy Choice Wellness Center brand.  We believe that this is a segment that has the potential to thrive even in these uncertain times brought on by the Covid virus.

We also look forward to the federal appellate court reviewing our matter against Phillip Morris, as we believe that legal error was made in the dismissal of our case.

Finally, please know that we are exploring potential ways to modify our capital share structure in a way that will be more favorable to our shareholders.

In the final two months of 2021, we filed our third quarter results, announced the acquisition of EIR Hydration, and provided two updates on the status of our litigation.  All of these can be found on our corporate website at www.HealthierCMC.com under the “News” tab.  Please continue to check in periodically for the latest HCMC news.

Once again, thank you for your continued support and I wish you all a very happy and healthy 2022.

Sincerely,
Jeff

About Healthier Choices Management Corp.

Healthier Choices Management Corp. (www.healthiercmc.com) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives. Through its wholly owned subsidiary HCMC Intellectual Property Holdings, LLC, the Company manages and intends to expand on its intellectual property portfolio. The Company currently operates six retail vape stores in the Southeast region of the United States, through which it offers e-liquids, vaporizers and related products. The Company also operates Ada’s Natural Market, a natural and organic grocery store, through its wholly owned subsidiary Healthy Choice Markets, Inc. and Paradise Health and Nutrition, stores that offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items through its wholly owned subsidiary Healthy Choice Markets 2, LLC. The Company also sells vitamins and supplements on its website TheVitaminStore.com. The Company markets its Q-Cup™ technology under the vape segment. This patented technology is based on a small, quartz cup called the Q-Cup™, which a customer can purchase already filled by a third party in some regions or can partially fill themselves with either cannabis or CBD concentrate (approximately 50mg), also purchased from a third party. The Q-Cup™ can then be inserted into the patented Q-Unit™, which heats the cup from the outside without coming in direct contact with the solid concentrate. This Q-Cup™ and Q-Unit™ technology provides significantly more efficiency and an “on the go” solution for consumers who prefer to vape concentrates either medicinally or recreationally. The Q-Cup™ can also be used in other devices as a convenient micro-dosing system. These products are available on the Company’s website at www.TheQcup.com.

Forward Looking Statements.

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission (SEC) or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income, or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from, and winding down of our wholesale distribution operations. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the SEC.

Contact Information:
Healthier Choices Management Corp.
3800 North 28th Way, #1
Hollywood, FL 33020
Office: 305-600-5004
Website: www.HealthierCMC.com
Email: ir@hcmc1.com